Exhibit 10.18
March 31, 2000

FOURTH AMENDMENT TO CREDIT AGREEMENT

This fourth amendment to credit agreement (this “Amendment”) is made and entered into as of March 31, 2000, by and among U.S. BANK NATIONAL ASSOCIATION, a national banking association (“U.S. Bank”), and MACKIE DESIGNS INC., a Washington corporation (“Borrower”).

R E C I T A L S:

A.      On or about June 18, 1998, U.S. Bank and Borrower entered into that certain credit agreement (together with all amendments, supplements, exhibits, and modifications thereto, the “Credit Agreement”) whereby U.S. Bank agreed to extend certain credit facilities to Borrower.  U.S. Bank and Borrower have entered into three amendments to the Credit Agreement.

B.       Borrower has requested U.S. Bank to (1) extend the expiry and maturity date of the Revolving Loan, (2) increase the amount of the Acquisition Loan to $29,714,000, and (3) modify certain financial covenants set forth in the Credit Agreement.  The purpose of this Amendment is to set forth the terms and conditions upon which U.S. Bank will grant Borrower’s requests.

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the parties agree as follows:

ARTICLE I. AMENDMENT

The Credit Agreement, as well as all of the other Loan Documents, are hereby amended as set forth herein.  Except as specifically provided for herein, all of the terms and conditions of the Credit Agreement and each of the other Loan Documents shall remain in full force and effect throughout the terms of the Loans, as well as any extensions or renewals thereof.

ARTICLE II. DEFINITIONS

As used herein, capitalized terms shall have the meanings given to them in the Credit Agreement, except as otherwise defined herein, or as the context otherwise requires.  Section 1.1 of the Credit Agreement is hereby amended to modify or add (as the case may be) the following definitions:

“Applicable Margin” means the rate per annum that is determined by reference to the following matrix and based upon the quarterly financial statements of Borrower provided to U. S. Bank in accordance with the terms of this Agreement for the preceding fiscal quarter of Borrower.  Adjustments shall be made 60 days after the end of each fiscal quarter of Borrower (when quarterly financial statements are required to be delivered to U. S. Bank); provided, however, that if Borrower has not delivered its financial statements for the previous fiscal quarter within 60 days of the end of such fiscal quarter, then the Applicable Margin in effect for the previous fiscal quarter shall continue to apply unless U. S. Bank exercises its right to impose the default rate provided for in this Agreement.

Through and Including 12/31/00

Funded Debt Ratio	Prime Rate Applicable Margin	LIBOR Rate Applicable Margin
> 3.0:1.0	0.50%	2.25%
≤ 3.0:1.0 and > 2.0:1.0	0.25%	2.00%
≤ 2.0:1.0 and > 1.0:1.0	0%	1.50%
≤ 1.0:1.0	0%	1.25%

After 12/31/00
Funded Debt Ratio	Prime Rate Applicable Margin	LIBOR Rate Applicable Margin
> 2.0:1.0	0.25%	2.00%
≤ 2.0:1.0 and > 1.0:1.0	0%	1.50%
≤ 1.0:1.0	0%	1.25%

          Where:
                    ≤ = less than or equal to
                    > =  greater than

The Applicable Margins set forth above shall apply unless there exists an Event of Default, in which case U. S. Bank may elect to apply the default rate pursuant to the terms of this Agreement.  The Funded Debt Ratio as used in this definition shall be calculated as of the last day of the relevant fiscal quarter of Borrower for the four trailing fiscal quarters then ended.
“Debt Service Coverage Ratio” means the ratio of (a) EBITDA, less (i) cash paid by Borrower during the relevant period for Capital Expenditures, which cash does not constitute proceeds of purchase money Capital Expenditure loans made to Borrower, (ii) taxes paid by Borrower in cash or cash equivalents, and (iii) dividends, distributions paid to Borrower’s shareholders, to (b) Debt Service.

“EAW” means Eastern Acoustic Works, Inc., a Massachusetts corporation.  “EAW Entities” means EAW, SIA Software Company, Inc., a New York corporation, and Blackstone Technologies, Inc., a Massachusetts corporation.  “EAW Entity Guaranties” has the meaning set forth in Article VIII (d) of this Amendment and includes all amendments and replacements thereof.  “EAW Entity Security Agreements” has the meaning set forth in Article VIII (b) of this Amendment and includes all amendments and replacements thereof.  “Guarantor” means, collectively, Mackie Designs Manufacturing Inc., a Washington corporation, and Eastern Acoustic Works, a Massachusetts corporation.
“Guaranty” means, collectively, the EAW Entity Guaranties and the MDM Guaranty.
“Interest Period” means as to any LIBOR Rate Borrowing , a period of one, two, three, six, nine or 12 months commencing on the date the LIBOR Borrowing Rate becomes applicable thereto; provided however, that:  (a) no Interest Period shall be selected that would extend beyond the maturity date of the applicable Loan; (b) any  Interest Period that would otherwise expire on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event the Interest Period shall end on the immediately preceding Business Day; and (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month during which the applicable Interest Period expires.
“LIBOR Borrowing Rate” means the LIBOR Rate (Reserved Adjusted) plus the Applicable Margin in effect as of the first day of the applicable LIBOR Rate Borrowing.
“LIBOR Rate” means the average offered rate (computed on the basis of a 360–day year and the actual number of days elapsed) for deposits in United States Dollars for delivery of such deposits on the day that is two Business Days preceding the first day of the applicable Interest Period of a LIBOR Rate Borrowing for the number of days comprised therein for the number of days comprised therein, which appears on Telerate Page 3750 as of 11:00 a.m., London time (or such other time as of which such rate appears) or the rate for such deposits determined by U.S. Bank at such time based on such other published service of general application as shall be selected by U.S. Bank for such purpose; provided, that in lieu of determining the rate in the foregoing manner, U.S. Bank may determine the rate based on rates offered to U.S. Bank for deposits in United States Dollars in the interbank Eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein.  “Telerate Page 3750” means the display designated as such on the Bridge Telerate, Inc. service or any successor service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks for United States Dollar deposits).

“LIBOR Rate (Reserved Adjusted)” means a rate per annum calculated for the applicable Interest Period of a LIBOR Rate Borrowing in accordance with the following formula:

LRRA=	LIBOR Rate
1.00 - LRR

In such formula, “LRR” means “LIBOR Reserve Rate” and “LRRA” means “LIBOR Rate (Reserve Adjusted)”, in each instance determined by U.S. Bank for the applicable Interest Period.  U.S. Bank’s determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

“LIBOR Reserve Rate” means a percentage equal to the daily average during the applicable Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal, and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by U.S. Bank the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities.  Without limiting the generality of the foregoing, the Eurocurrency reserve requirement shall reflect any reserves required to be maintained by U.S. Bank against (a) any category of liabilities that includes deposits by reference to which the LIBOR Rate is to be determined, or (b) any category of extensions of credit or other assets that includes LIBOR Rate Borrowings.

“Loan Documents” means this Agreement, the Notes, the Security Agreements, the EAW Entity Security Agreements, the Guaranty and the Pledge Agreement, together with all other agreements, instruments and documents arising out of or relating to this Agreement or the Loans, and includes all renewals, replacements and amendments thereof.

“MDM Guaranty” means the guaranty from Mackie Designs Manufacturing Inc., duly executed and delivered to U.S. Bank, and includes all replacements, amendments and modifications of the MDM Guaranty.

“Pledge Agreement” has the meaning set forth in Article VIII (e) of this Amendment and includes all amendments and replacements thereof.

ARTICLE III. MODIFICATIONS TO REVOLVING LOAN

3.1     Extension of Expiry and Maturity Date

Section 2.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U.S. Bank will make Fundings to Borrower from time to time during the period ending on April 30, 2002 the (“Commitment Period”), but such Fundings (together with any outstanding Letters of Credit) shall not exceed, in the aggregate principal amount at any one time outstanding, $5,000,000 (the “Revolving Loan”).  Borrower may borrow, repay, and reborrow hereunder either the full amount of the Revolving Loan or any lesser sum.

3.2     Use of Proceeds

Section 2.2 of the Agreement is hereby amended to reflect that the proceeds of the Revolving Loan may be used by Borrower to finance the operations of the EAW Entities.

3.3     Renewal Revolving Note

Concurrently with the execution of this Amendment, Borrower shall execute and deliver to U.S. Bank a renewal promissory note in the form attached hereto as Exhibit A (“Renewal Revolving Note”) which shall continue to evidence the Revolving Loan.  The Revolving Note and all previous renewals thereof shall be marked “Renewed” and retained by U.S. Bank until the Revolving Loan is paid in full and U.S. Bank’s commitment to advance Fundings thereunder is terminated.

3.4     Revolving Loan Fee

Concurrently with the execution of this Amendment, Borrower shall pay U.S. Bank a nonrefundable loan fee for the Revolving Loan in the amount of $6,250.

3.5     Letters of Credit

Section 2.7(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a) Subject to and upon the terms and conditions set forth herein and in reliance upon the representations, warranties, and covenants of Borrower contained herein or made pursuant hereto, U. S. Bank will issue standby and commercial letters of credit (the "Letters of Credit") for the benefit of Borrower in forms acceptable to U. S. Bank from time to time during the Commitment Period. The expiration date of any Letter of Credit shall not extend beyond October 31, 2002. The maximum aggregate amount of outstanding Letters of Credit plus the aggregate outstanding amount of principal and interest on the Revolving Loan shall not exceed, at any one time, $5,000,000.

ARTICLE IV.  MODIFICATIONS TO ACQUISITION LOAN

4.1     Loan Commitment

Section 3.1(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

          (b) “Acquisition Loan Commitment” means the sum of (i) $29,714,000, less (ii) on an aggregate basis, on March 31 of each year (commencing March 31, 2001) $2,714,286, less (iii) on an aggregate basis, on September 30 of each year (commencing September 30, 2000) $1,828,571,and less (iv) the aggregate amount of all Disposition Payments.

4.2     Use of Proceeds

Section 3.2 of the Agreement is hereby amended to reflect that up to $19,000,000 of the proceeds of the Acquisition Loan shall be used for the acquisition by Borrower of all of the issued and outstanding stock of EAW and the payment in full of all indebtedness of EAW to Fleet National Bank.  After completion of the EAW acquisition and the payment in full of Fleet National Bank, the proceeds of the Acquisition Loan may be used by Borrower for general corporate purposes, including the financing of the operations of the EAW Entities.

4.3     Renewal Acquisition Note

Concurrently with the execution of this Amendment, Borrower shall execute and deliver to U.S. Bank a renewal promissory note in the form attached hereto as Exhibit B (“Renewal Acquisition Note”) which shall continue to evidence the Acquisition Loan.  The Acquisition Note and all previous renewals thereof shall be marked “Renewed” and retained by U.S. Bank until the Acquisition Loan is paid in full and U.S. Bank’s commitment to advance Fundings thereunder is terminated.

4.4     Disbursement Under Acquisition Loan

Borrower shall not be entitled to the advance of any Acquisition Loan proceeds to finance the EAW acquisition or to pay the indebtedness of EAW to Fleet National Bank unless and until Borrower has received written notice from U.S. Bank that the following conditions have been fulfilled to the satisfaction of U.S. Bank:

(a)      U.S. Bank shall have received, reviewed, and approved all agreements, instruments, and other documents (together with the substance thereof) arising out of or related to the acquisition of all of the issued and outstanding stock of EAW; and

(b)      U.S. Bank shall have received, reviewed, and approved the structure of and accounting with respect to the acquisition of EAW.

4.5     Acquisition Loan Fee

Concurrently with the execution of this Agreement, Borrower shall pay U.S. Bank a nonrefundable fee in the amount of $95,000.

ARTICLE V. GENERAL PROVISIONS APPLICABLE TO THE LOANS

5.1     LIBOR Rate Borrowing Provisions

Sections 4.9, 4.10 and 4.11 of Credit Agreement are hereby deleted in their entirety and replaced with the following:

4.9 LIBOR Rate Borrowing Provisions
(a) The minimum amount of each LIBOR Rate Borrowing shall be $1,000,000 with increments of $500,000 in excess thereof.
(b) Payments and prepayments of all or any portion of any LIBOR Rate Borrowing prior to the expiration of the applicable Interest Period shall be subject to the payment by Borrower to U.S. Bank of amounts due pursuant to Section 4.9(c).

(c) Borrower will indemnify U.S. Bank upon demand against any loss or expense that U.S. Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund, or maintain any LIBOR Rate Borrowing) as a consequence of (i) any failure of Borrower to make any payment when due of any amount due hereunder or under the Notes, (ii) any failure of Borrower to borrow, continue or convert any LIBOR Rate Borrowing on a date specified therefor in a notice thereof, or (iii) any payment, prepayment or conversion of any LIBOR Rate Borrowing on a date other than the last day of the Interest Period for such LIBOR Rate Borrowing. Determinations by U.S. Bank for purposes of this Section 4.6(c) of the amount required to indemnify U.S. Bank shall be conclusive in the absence of manifest error.

(d) Upon any termination of any LIBOR Rate Borrowing as a result of (i) acceleration under Section 9.2 hereof, or (ii) repayment in response to a mandatory repayment under Section 4.11, Borrower shall pay to U.S. Bank on demand such amount as U.S. Bank reasonably determines (determined as though 100 percent of the applicable LIBOR Rate Borrowing had been funded in the applicable Eurodollar market) is equivalent to all direct or indirect losses, expenses, liabilities, or reductions in yield to U.S. Bank resulting therefrom, whether incurred in connection with liquidation or reemployment of funds or otherwise. Determinations by U.S. Bank for purposes of this Section 4.6(d) of the amount required to indemnify U.S. Bank shall be conclusive in the absence of manifest error.

(e) Notwithstanding any other term of this Agreement, Borrower may not select the LIBOR Borrowing Rate if an Event of Default hereunder has occurred and is continuing.
(f) Nothing contained in this Agreement, including, without limitation, the determination of any Interest Period or U.S. Bank’s quotation of any LIBOR Borrowing Rate, shall be construed to prejudice U.S. Bank’s right to decline to make any requested Funding provided that U.S. Bank acts in accordance with the provisions of this Agreement.

4.10 Deposits Unavailable or Interest Rate Unascertainable or Inadequate; Impracticability
If U.S. Bank determines (which determination shall be conclusive and binding on the parties hereto) that:
(a) Deposits of the necessary amount for the relevant Interest Period for any LIBOR Rate Borrowing are not available to U.S. Bank in the relevant markets or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period;

(b) The LIBOR Rate (Reserved Adjusted) will not adequately and fairly reflect the cost to U.S. Bank of making or funding the LIBOR Rate Borrowing for a relevant Interest Period; or
(c) The making or funding of LIBOR Rate Borrowing has become impracticable as a result of any event occurring after the date of this Agreement which, in the opinion of U.S. Bank, materially and adversely affects such LIBOR Rate Borrowing or U.S. Bank’s commitment to make such LIBOR Rate Borrowing or the relevant market;

U.S. Bank shall promptly give notice of such determination to Borrower, and (i) any notice of a new LIBOR Rate Borrowing previously given by Borrower and not yet borrowed or converted shall be deemed to be a notice to make a Prime Rate Borrowing, and (ii) Borrower shall be obligated to either repay in full any outstanding LIBOR Rate Borrowings, on the last day of the current Interest Period with respect thereto or convert any such LIBOR Rate Borrowing to a Prime Rate Borrowing on such last day.

4.11 Changes in Law Rendering LIBOR Rate Borrowing Unlawful
If at any time due to the adoption of any law, rule, regulation, treaty, or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency, or instrumentality, or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date of this Agreement, it shall become unlawful or impossible for U.S. Bank to make or fund any LIBOR Rate Borrowing, the obligation of U.S. Bank to provide such LIBOR Rate Borrowing shall, upon the happening of such event, forthwith be suspended for the duration of such illegality or impossibility. If any such event shall make it unlawful or impossible for U.S. Bank to continue any LIBOR Rate Borrowing previously made by it hereunder, U.S. Bank shall, upon the happening of such event, notify Borrower thereof in writing, and Borrower shall, at the time notified by U.S. Bank, either convert each such unlawful LIBOR Rate Borrowing to a Prime Rate Borrowing or repay such LIBOR Rate Borrowing in full, together with accrued interest thereon, subject to the provisions of Section 4.6(d).

4.12 Increased Costs
If, as a result of any law, rule, regulation, treaty, or directive, or any change therein or in the interpretation or administration thereof, or compliance by U.S. Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency, or instrumentality, or comparable agency:

(a) Any tax, duty, or other charge to the Loans, the Notes or the commitments is imposed thereunder, modified or deemed applicable, or the basis of taxation of payments to U.S. Bank of interest or principal of the Loans or of the commitment fees (other than taxes imposed on the overall net income of U.S. Bank by the jurisdiction in which has its principal office) is changed;

(b) Any reserve, special deposit, special assessment, or similar requirement against assets of, deposits with, or for the account of, or credit extended by, U.S. Bank is imposed, modified, or deemed applicable;

(c) Any increase in the amount of capital required or expected to be maintained by U.S. Bank or any Person controlling U.S. Bank is imposed, modified, or deemed applicable; or
(d) Any other condition affecting this Agreement or the commitments hereunder is imposed on U.S. Bank or the relevant funding markets;
and U.S. Bank determines that, by reason thereof, the cost to U.S. Bank of making or maintaining the Loans or the commitment is increased, or the amount of any sum receivable by U.S. Bank hereunder or under the Notes is reduced;

then, Borrower shall pay to U.S. Bank upon demand such additional amount or amounts as will compensate U.S. Bank (or the controlling Person in the instance of (c) above) for such additional costs or reduction (provided that U.S. Bank has not been compensated for such additional cost or reduction in the calculation of the LIBOR Reserve Rate). Determinations by U.S. Bank for purposes of this Section 4.12 of the additional amounts required to compensate U.S. Bank shall be conclusive in the absence of manifest error. In determining such amounts, U.S. Bank may use any reasonable averaging, attribution, and allocation methods.

4.13 Discretion of U.S. Bank as to Manner of Funding
Notwithstanding any provision of this Agreement to the contrary, U.S. Bank shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it elects; it being understood, however, that for purposes of this Agreement, all determinations hereunder shall be made as if U.S. Bank had actually funded and maintained each LIBOR Rate Borrowing during the Interest Period for such LIBOR Rate Borrowing through the purchase of deposits having a term corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period (whether or not U.S. Bank shall have granted any participations in such LIBOR Rate Borrowing).

ARTICLE VI. NEGATIVE COVENANTS

6.1     Tangible Net Worth

Section 7.15 of the Credit Agreement is hereby deleted and replaced with the following:

At any time during the terms of the Loans, permit Tangible Net Worth to be less than the sum of (a) $30,000,000, plus, on an aggregate basis, (ii) as of the end of each of Borrower's first fiscal quarters (commencing with Borrower's first fiscal quarter in the year 2000), an amount equal to 50 percent of Borrower's consolidated net income, without reduction for any consolidated net losses experienced by Borrower in any fiscal year.

6.2	Working Capital
Section 7.16 of the Credit Agreement is hereby deleted and replaced with the following:
At any time during the terms of the Loans, permit Working Capital to be less than the sum of (a) $35,000,000, plus, on an aggregate basis, (ii) as of the end of each of Borrower's first fiscal quarters (commencing with Borrower's first fiscal quarter in the year 2000), an amount equal to 50 percent of Borrower's consolidated net income, without reduction for any consolidated net losses experienced by Borrower in any fiscal year.

6.3	Debt Service Coverage
Section 7.17 of the Credit Agreement is hereby deleted and replaced with the following:
Permit the Debt Service Coverage Ratio to be less than 1.25:1.00 as of the end of any fiscal quarter of Borrower for the trailing four-quarters then ended.
6.4	Funded Debt Ratio
Section 7.18 of the Credit Agreement is hereby deleted and replaced with the following:
As of the end of any fiscal quarter of Borrower for the trailing four-quarters then ended, permit the Funded Debt Ratio to be greater than the following:

Time Period	Maximum Funded Debt Ratio
3/31/00 - 12/31/00	3.5:1.0
Thereafter	2.5:1.0

ARTICLE VII. MODIFICATION TO SECURITY AGREEMENTS

The parties agree that the schedules attached to the Security Agreements shall be replaced with Schedules I attached to this Amendment.  Borrower hereby authorizes U.S. Bank to replace the schedules attached to the Security Agreements with Schedules I attached hereto and to refile the Security Agreements with the appropriate Governmental Bodies.

ARTICLE VIII. CONDITIONS PRECEDENT

The modifications set forth in this Amendment shall not be effective unless and until the following conditions have been fulfilled to U.S. Bank’s satisfaction:

(a)      U.S. Bank shall have received this Amendment, the Renewal Revolving Note, and the Renewal Acquisition Note duly executed and delivered by the parties hereto.

(b)      U.S. Bank shall have received, duly executed and delivered by each of the EAW Entities, a security agreement in the form attached hereto as Exhibit C (the “EAW Entity Security Agreements”), granting to U.S. Bank a first priority and exclusive security interest in all of the personal property of the EAW Entities, whether tangible or intangible, now owned or hereafter acquired, together with landlord waivers executed and delivered by EAW’s landlords in a form reasonably designated by U.S. Bank.

(c)      U.S. Bank shall have received, duly executed and delivered by each of the EAW Entities, such financing statements and other documents deemed necessary by U.S. Bank to perfect the security interest granted to U.S. Bank.

(d)      U.S. Bank has received a guaranty from each of the EAW Entities, duly executed and delivered, in the form attached hereto as Exhibit D (the “EAW Entity Guaranties”).

(e)      U.S. Bank shall have received, duly executed and delivered by Borrower, a pledge agreement in the form attached hereto as Exhibit E (“Pledge Agreement”), pledging to U.S. Bank a first priority Lien against all of the outstanding capital stock of EAW, together with an assignment separate from certificate for each share certificate pledged and the originals of all share certificates representing the stock pledged thereunder.

(f)       Borrower shall have paid the loan fees provided for in this Amendment.

(g)      U.S. Bank shall have received, reviewed and approved all agreements and documents arising out of or related to the EAW acquisition and the payoff of EAW’s indebtedness to Fleet National Bank.

(h)      There shall not exist any Default or Event of Default under the Credit Agreement or any other Loan Document.

(i)       All representations and warranties of Borrower contained in the Credit Agreement or otherwise made in writing in connection therewith or herewith shall be true and correct and in all material respects have the same effect as though such representations and warranties had been made on and as of the date of this Amendment.

(j)       U.S. Bank shall have received, reviewed and approved all organizational documents and a current certificate of good standing for each of the EAW Entities, together with such board resolutions for the board of directors of the EAW Entities, Borrower and Mackie Designs Manufacturing Inc. as deemed necessary by U.S. Bank.

ARTICLE IX. GENERAL PROVISIONS

9.1     Representations and Warranties

Borrower hereby represents and warrants to U.S. Bank that as of the date of this Amendment, there exists no Default or Event of Default.  All representations and warranties of Borrower contained in the Credit Agreement and the Loan Documents, or otherwise made in writing in connection therewith, are true and correct as of the date of this Amendment.  U.S. Bank acknowledges the disclosure by Borrower of the existence of the case entitled The Travelers Insurance Company v. Eastern Acoustic Works, Inc., et al vs. Eastern Acoustic Works, Inc., Superior Court Department, Worcester Massachusetts, Civil Action No. 97-0922-B, and agrees that neither the existence of such case nor the results of any trial or any pending motions in such case will be deemed a violation of any warranty or representation given by Borrower or Eastern Acoustic Works, Inc. either in this Agreement or any other agreement or documentation given in connection herewith.  Borrower acknowledges and agrees that all of Borrower’s Indebtedness to U.S. Bank is payable without offset, defense, or counterclaim.

9.2     Security

All Loan Documents evidencing U.S. Bank’s security interest in the Collateral shall remain in full force and effect, and shall continue to secure, without change in priority, the payment and performance of the Loans, as amended herein, and any other Indebtedness owing from Borrower to U.S. Bank.

9.3     Guaranty

The parties hereto agree that the Guaranty shall remain in full force and effect and continue to guarantee the repayment of the Loans to U.S. Bank as set forth in such Guaranty.

9.4     Payment of Expenses

Borrower shall pay on demand all costs and expenses of U.S. Bank incurred in connection with the preparation, negotiation, execution, and delivery of this Amendment, including, without limitation, reasonable attorneys’ fees incurred by U.S. Bank.

9.5     Survival of Credit Agreement

The terms and conditions of the Credit Agreement and each of the other Loan Documents shall survive until all of Borrower’s obligations under the Credit Agreement are satisfied in full.

9.6     Year 2000

Borrower has reviewed and assessed its business operations and computer systems and applications to address the “year 2000 problem” (that is, that computer applications and equipment used by Borrower, directly or indirectly through third parties, may have been or may be unable to properly perform date-sensitive functions before, during and after January 1, 2000).  Borrower represents and warrants that the year 2000 problem has not resulted in and to the best knowledge of Borrower will not result in a material adverse change in Borrower’s business condition (financial or otherwise), operations, properties or prospects or ability to repay U.S. Bank.  Borrower agrees that this representation and warranty will be true and correct on and shall be deemed made by Borrower on each date Borrower requests any Funding under this Agreement or Revolving Note or delivers any information to U.S. Bank.  Borrower will promptly deliver to U.S. Bank such information relating to this representation and warranty as U.S. Bank requests from time to time.

9.7     Counterparts

This Amendment may be executed in one or more counterparts, each of which shall constitute an original agreement, but all of which together shall constitute one and the same agreement.

9.8     Statutory Notice

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.
IN WITNESS WHEREOF, U.S. Bank and Borrower have caused this Amendment to be duly executed by their respective duly authorized signatories as of the date first above written.

MACKIE DESIGNS INC.

By
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

By
Ann B. Caldwell, Vice President

REAFFIRMATION OF GUARANTY AND COLLATERAL
DOCUMENTS

The undersigned hereby:  (a) acknowledges that it has read the foregoing Fourth Amendment to Credit Agreement, (b) reaffirms its obligations under the Guaranty and the Security Agreement and other collateral documents evidencing security interests granted by the undersigned to U.S. Bank to secure the obligations of Borrower to U.S. Bank, (c) agrees that its Guaranty guarantees and its Security Agreement secures the repayment of the Loans, as amended by the foregoing Fourth Amendment to Credit Agreement, and (d) acknowledges that its obligations pursuant to its Guaranty and the Security Agreement are enforceable without defense, offset, or counterclaim.
MACKIE DESIGNS MANUFACTURING INC.

By
Name:
Title: